BTCS Announces Reverse Stock Split in Preparation for Uplist to Nasdaq

Silver Spring, MD – (Globe Newswire – August 17, 2021) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company, today announced that the Company has implemented a reverse split of its issued and outstanding common stock at a ratio of 1-for-10 shares.

The reverse split is intended to enable the Company to meet the stock price requirement for initial listing on The Nasdaq Capital Market.

The Company’s common stock will begin trading on a split-adjusted basis on the OTCQB under the trading symbol “BTCSD” today. The fifth character “D” will be removed from the Company’s trading symbol after 20 business days if the stock is still trading on the OTCQB, or upon the listing of the Company’s common stock on Nasdaq, whichever occurs first. At that time, the Company’s trading symbol will revert to “BTCS”.

Each 10 shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. Proportional adjustments will also be made to all the Company’s outstanding securities including the shares issuable in connection with the Company’s outstanding convertible preferred stock, stock options, RSUs, and warrants. As a result of the reverse split, there will be approximately 5.7 million shares of common stock outstanding. Upon the effectiveness of the reverse split, there will also be a proportional decrease of the Company’s authorized shares of common stock at the same ratio of 1-for-10, resulting in approximately 97.5 million authorized shares of common stock following the action.

The reverse split will uniformly impact all stockholders, as it will not alter any stockholder’s percentage equity interest in the Company, and not result in any dilution, except to the extent that the reverse split results in a stockholder owning a fractional share. Any fractional shares resulting from the reverse split will be rounded up to the next whole number of shares.

Those shares of the Company’s common stock held by stockholders through a brokerage account will automatically adjust to reflect the 1-for-10 share reverse split. It is not necessary that stockholders holding shares of the Company’s common stock in certificated form exchange their existing stock certificates for new stock certificates in connection with the reverse split, although stockholders may do so if they wish.

Stockholders should direct any questions concerning the reverse stock split to their broker or the Company’s transfer agent, Equity Stock Transfer, Inc., at www.equitystock.com.

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively processing and validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform. The Company is also developing a proprietary digital asset data analytics platform that allows users to consolidate their crypto trades from multiple exchanges onto a single platform, enabling users to view and analyze their performance, risk metrics, and potential tax implications. The Company employs a digital asset treasury strategy with a primary focus on disruptive non-security protocol layer assets. For more information visit: www.btcs.com.

Investor Relations:
Dave Gentry
RedChip Companies, Inc.
Phone: (407) 491-4498
dave@redchip.com